As filed with the Securities and Exchange Commission on December 17, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TENNESSEE COMMERCE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Tennessee	62-1815881
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

381 Mallory Station Road, Suite 207
Franklin, Tennessee	37067
(Address of Principal Executive Offices)	(Zip Code)

Tennessee Commerce Bancorp, Inc. Deferred Compensation Plan

(Full title of the plan)

Frank Perez

Tennessee Commerce Bancorp, Inc.

381 Mallory Station Road, Suite 207

Franklin, Tennessee 37067

(Name and address of agent for service)

(615) 599-2274

(Telephone number, including area code, of agent for service)

Copy to:

E. Marlee Mitchell, Esq.

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, Tennessee 37219-1760

(615) 244-6380

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.50 per share (1)	80,000	$4.06	(2)	$324,800	$23
Deferred compensation obligations	$1,000,000	100%		$1,000,000	$71

(1)                                  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the plan by reason of a stock dividend, stock split, recapitalization or other similar transaction.

(2)                                  Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices of the Registrant’s common stock on the NASDAQ Global Market on December 16, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act.  Such documents need not be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents filed by Tennessee Commerce Bancorp, Inc. (the “Company”) with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)                                  The Company’s Annual Reports on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2009;

(b)                                 The Company’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2010, June 30, 2010 and September 30, 2010;

(c)          The Company’s Current Reports on Form 8-K and/or 8-K/A filed with the Commission on March 18, 2010 (amended on March 18, 2010), May 21, 2010, May 24, 2010, May 25, 2010, July 26, 2010, July 27, 2010 (amended on July 27, 2010), July 28, 2010 (amended on July 29, 2010), August 6, 2010, August 11, 2010 and November 4, 2010;

(d)         The Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 16, 2010; and

(e)          The description of the Company’s common stock and preferred stock contained in the Company’s Registration Statement on Form 10 filed with the Commission on April 29, 2005, and amended by Amendment No. 1 to Form 10 filed with the Commission on August 5, 2005, and Amendment No. 2 to Form 10 filed with the Commission on September 8, 2005, and any other amendment or report filed for the purpose of updating such description.

All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered pursuant to Rule 428(b) of the Securities Act or additional information about the 2007 Equity Plan are available without charge to participants by contacting Tennessee Commerce Bancorp, Inc., 381 Mallory Station Road, Suite 207, Franklin, Tennessee 37067, Attention: Corporate Secretary, telephone number (615) 599-2274.

Item 4.           Description of Securities.

As indicated below, shares of Company’s common stock, $0.50 par value per share (“Common Stock”), may be distributed under the Company’s Deferred Compensation Plan (the “Plan”). The description of the Common Stock registered hereby is incorporated herein by reference in accordance with Item 3 above.

The deferred compensation obligations registered hereby (the “Deferred Compensation Obligations”) are unsecured general obligations of the Company to make future payments of compensation that a select group of management and highly compensated employees elect to defer under the terms of the Plan. In addition, the Company may in its discretion make a contribution to be credited to the account of any or all participants and/or eligible individuals or may make contributions only to those participants who made a deferral election for a Plan year. The Plan is unfunded for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

The Deferred Compensation Obligations rank equally with any of the Company’s other unsecured and unsubordinated indebtedness that may be outstanding from time to time, and participants’ deferrals are subject to the claims of the Company’s general creditors in the event of bankruptcy or insolvency.  An aggregate principal amount of $1,000,000 of the Deferred Compensation Obligations is being registered hereunder.

An eligible individual may make an annual election to defer the receipt of up to 90% of his or her annual base compensation during each Plan year. In addition, an eligible individual may elect to defer the receipt of up to 90% of any performance or year-end bonus to be paid with respect to each Plan year.

Earnings, gains and losses on the Deferred Compensation Obligations shall be credited to each participant’s account in accordance with the hypothetical investment experience of any investment funds that are designated for the Plan by the Compensation Committee of the Company’s board of directors (the “Committee”). Investment funds from which a participant may choose (including investments in shares of Common Stock) may be selected and designated by the Committee from time to time in its sole discretion. Participants may direct the investment of their Deferred Compensation Obligations in such investment funds. Each participant’s account shall be credited as of each valuation date with income, gains or losses corresponding to the investment performance of the funds selected by the participant. Each participant’s account is 100% vested and nonforfeitable at all times.

The Deferred Compensation Obligations are payable in the form of a single lump sum or in such other form selected by the participant at the time of the deferral election. If a participant does not select a form of payment at the time of a deferral election, then Deferred Compensation Obligations will be payable in the form of a single lump sum. The Company is not required to allow a participant to elect a form of payment other than a single lump sum. The Deferred Compensation Obligations are payable either in cash or kind (including shares of Company Stock) as designated by the participant at the time of the deferral election.

If a participant dies prior to receiving a payment of his or her Deferred Compensation Obligations, such Deferred Compensation Obligations shall be paid in a single sum to the participant’s beneficiary(ies) as soon as administratively feasible, but no later than 60 days following such participant’s death. In the event of an unforeseeable emergency, a participant may apply to the Committee for withdrawal of his or her Deferred Compensation Obligations to the extent necessary to satisfy the emergency need in compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

The Committee has the full discretionary power and authority to interpret and administer the Plan.

The Company may establish a trust for the purpose of holding all or a portion of the participants’ Deferred Compensation Obligations.

A participant does not have any right to assign his or her Deferred Compensation Obligations, except by will or the laws of descent and distribution.

The Company may modify or terminate the Plan at any time by an amendment pursuant to an action approved by the Company, as evidenced in a writing executed by an appropriate officer or the Committee. In certain circumstances, the Company may terminate the Plan and pay all Deferred Compensation Obligations to the participants.

This summary of the Deferred Compensation Obligations is qualified in its entirety by reference to the terms and conditions of the Plan, a copy of which is filed as exhibit 4.5 hereto and incorporated herein by reference.

Item 5.           Interests of Named Experts and Counsel.

Not applicable.

Item 6.           Indemnification of Directors and Officers.

A.                                   Charter and Bylaws.

The Company’s charter provides that, to the fullest extent that the law of the State of Tennessee permits the limitation or elimination of the liability of directors, none of the Company’s directors shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. In addition, the Company shall have the power to indemnify any of its directors, officers, employees, agents or any other person who is serving at the Company’s request in any such capacity with another corporation, partnership, joint venture, trust or other enterprises to the fullest extent permitted by the law of the State of Tennessee and any such indemnification may continue as to any person who has ceased to be a director, officer, employee, or agent and may inure to the benefit of the heirs, executors, and administrators of such a person.  The Company’s charter also provides that if the Tennessee Business Corporation Act is amended after approval of the charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended.

The Company’s bylaws provide that the Company will indemnify to the fullest extent permitted by law any and all persons who may serve or who have served at any time as directors or officers, or who at the request of the board of directors may serve or at any time have served as directors or officers of another corporation in which the Company at such time owned or may own shares of stock or of which it was or may be a creditor of the Company, and their respective heirs, administrators, successors, and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees, and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of the Company or such other corporation, except in relation to such matters to which any such director or officer or former director or officeror person shall be  adjudged in any  action, suit  or  proceeding to  be liable  for  his   own  negligence  or misconduct in  the performance of his duty.  Such indemnification is in addition to any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of shareholders or otherwise.

B.                                     Tennessee Business Corporation Act.

In addition to the foregoing provisions of the Company’s charter and bylaws, the Company’s officers and directors may be indemnified by the Company pursuant to Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act.

C.                                     Insurance.

The Company maintains and pays premiums on an insurance policy on behalf of its officers and directors against liability asserted against or incurred by such persons in or arising from their capacity as such.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

Exhibit
Number		Description of Exhibits

4.1	–	Charter of Tennessee Commerce Bancorp, Inc., as amended (1)
4.2	–	Bylaws of Tennessee Commerce Bancorp, Inc. (2)
4.3		Amendment to Bylaws of Tennessee Commerce Bancorp, Inc. (3)
4.4	–	Form of Stock Certificate
4.5	–	Tennessee Commerce Bancorp, Inc. Deferred Compensation Plan (4)
5.1	–	Opinion of Waller Lansden Dortch & Davis, LLP
23.1	–	Consent of Waller Lansden Dortch & Davis, LLP (included in opinion filed as Exhibit 5.1)
23.2	–	Consent of KraftCPAs PLLC
24.1	–	Power of Attorney (included on page II-5)

(1)                Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on November 6, 2009, and incorporated herein by reference.

(2)                Filed as an exhibit to the Company’s Registration Statement on Form 10, as filed with the Securities and Exchange Commission on April 29, 2005, and incorporated herein by reference.

(3)                Filed as an exhibit to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on February 5, 2008, and incorporated herein by reference.

(4)                Filed as an exhibit to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on July 26, 2010, and incorporated herein by reference.

Item 9.           Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934  that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on December 16, 2010.

TENNESSEE COMMERCE BANCORP, INC.

By:	/s/ Frank Perez
Frank Perez
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Sapp and Frank Perez, and each of them, his true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and any registration statement related to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents in full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or be in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael R. Sapp	Chairman of the Board and Chief Executive Officer (Principal Executive Officer) and Director	December 16, 2010
Michael R. Sapp

	Chief Operating Officer and Director	December 16, 2010
H. Lamar Cox

/s/ Frank Perez	Chief Financial Officer (Principal Financial and Accounting Officer)	December 16, 2010
Frank Perez

/s/ Paul W. Dierksen	Director	December 16, 2010
Paul W. Dierksen

/s/ Dennis L. Grimaud	Director	December 16, 2010
Dennis L. Grimaud

/s/ Arthur F. Helf	Director	December 16, 2010
Arthur F. Helf

	Director	December 16, 2010
William W. McInnes

/s/ Thomas R. Miller	Director	December 16, 2010
Thomas R. Miller

/s/ Darrel Reifschneider	Director	December 16, 2010
Darrel Reifschneider

	Director	December 16, 2010
Dr. Paul A. Thomas

INDEX TO EXHIBITS

Exhibit
Number		Description of Exhibits

4.1	–	Charter of Tennessee Commerce Bancorp, Inc., as amended (1)
4.2	–	Bylaws of Tennessee Commerce Bancorp, Inc. (2)
4.3		Amendment to Bylaws of Tennessee Commerce Bancorp, Inc. (3)
4.4	–	Form of Stock Certificate
4.5	–	Tennessee Commerce Bancorp, Inc. Deferred Compensation Plan (4)
5.1	–	Opinion of Waller Lansden Dortch & Davis, LLP
23.1	–	Consent of Waller Lansden Dortch & Davis, LLP (included in opinion filed as Exhibit 5.1)
23.2	–	Consent of KraftCPAs PLLC
24.1	–	Power of Attorney (included on page II-5)

(1)                Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on November 6, 2009, and incorporated herein by reference.

(2)                Filed as an exhibit to the Company’s Registration Statement on Form 10, as filed with the Securities and Exchange Commission on April 29, 2005, and incorporated herein by reference.

(3)                Filed as an exhibit to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on February 5, 2008, and incorporated herein by reference.

(4)               Filed as an exhibit to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on July 26, 2010, and incorporated herein by reference.